Exhibit 99.4

CONSENT OF TRUSTEE

The undersigned hereby consents, in accordance with Rule 438 under the Securities Act of 1933, as amended, to be named as a prospective trustee of PennyMac Mortgage Investment Trust in the registration statement on Form S-11, and any amendments thereto, to be filed by PennyMac Mortgage Investment Trust.

	By:	/s/ Clay A. Halvorsen
Clay A. Halvorsen

July 9, 2009